Exhibit 10(v)

Alberto-Culver Company

Summary of Director Compensation

Each non-employee director receives an annual retainer of $40,000. Non-employee directors receive $1,500 for each meeting of the Board of Directors and each meeting of the Audit Committee, Compensation and Leadership Development Committee and Nominating/Governance Committee attended and $750 for each such committee conference call meeting attended. The chairman of each of the Audit Committee, Compensation and Leadership Development Committee and Nominating/Governance Committee receives an additional annual retainer of $7,500. Employee directors receive no additional compensation for serving on the Board of Directors or its committees.